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                                                                    Exhibit 99.3
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                  PHP HEALTHCARE ANNOUNCES PARTIAL SETTLEMENT
                      OF CLAIMS WITH DISTRICT OF COLUMBIA

     RESTON, Va., Oct. 15 -- PHP Healthcare Corporation (NYSE: PPH) today announced the settlement of a portion of the $63 million claim against the District of Columbia for receivables due to its wholly owned subsidiary, D.C. Chartered Health Plan, for Medicaid services provided during the 1992 through 1996 contract periods. D.C. Chartered has received $6.5 million against claims totaling $7.7 million. PHP will pursue the remaining $55 million in claims pursuant to a petition filed in August 1998 in the Superior Court for the District of Columbia.

     Dr. Robert Bowles, President of D.C. Chartered Health Plan, said that he is satisfied with this portion of the settlement. "This is a fair resolution to the $7.7 million in claims involved, and it is reflective of the potential for further cooperation between D.C. Chartered and the District of Columbia."

     The majority of the unresolved claims against the District of Columbia evolved from a discrepancy between interim payments made to D.C. Chartered during contract periods 1992-1994 and final settlement based on D.C. Charter's status as a full "risk" provider of Medicaid services. In February 1997, PHP and the D.C. Commission on Health Care Finance reached an agreement to settle outstanding claims for $18.9 million; however, payment was refused by the District's Chief Financial Officer. Subsequently, PHP filed suit for these claims with the District aggregating $62 million for all amounts due from the District of Columbia.

     "I hope the remaining portion of our claims against the District can be resolved as fully and expeditiously as the segment we now have settled," said Jack M. Mazur, President and Chief Executive Officer of PHP Healthcare. "D.C. Chartered represents one of our core market activities. We are committed to serving the District of Columbia and look forward to continuing our mutually beneficial relationship."

     A medical management company, PHP Healthcare Corporation manages medical risk through the acceptance of global capitation arrangements with HMOs and other healthcare payors. The Company also offers a full range of management services to the physician groups and hospitals that participate in provider-based networks developed by PHP. Because health care is a local service, PHP's managed delivery systems are tailored to the needs of individual communities and patient populations. PHP has more than 7,500 physicians employed or under contract, and responsibility for approximately 300,000 covered lives.


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     Except for historical information, the statements preceding are forward-
looking statements that involve risks and uncertainties. Investors are cautioned that such statements are only predictions and the actual events or results may differ materially. These forward-looking statements speak only as of this date. The Company undertakes no obligation to publicly release the results of any revisions to the forward-looking statements made today to reflect events or circumstances after today, or to reflect the occurrence of unanticipated events.

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